Exhibit 2

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of this 4th day of April, 2013, by and between Viola P.E. GP Ltd. (“Viola”), an Israeli company and Kardan Communications Ltd., an Israeli company (“Kardan”).

WHEREAS,                        RRSAT GLOBAL COMMUNICATIONS NETWORK LTD. (the “Company”) is an Israeli public company, whose Ordinary Shares, nominal value NIS 0.01 each (the “Ordinary Shares”), are traded on the NASDAQ Stock Exchange (“Nasdaq”);

WHEREAS,                        Kardan and its affiliates own, directly and indirectly, as of the date hereof 4,233,600 Ordinary Shares of the Company;

WHEREAS,                        subject to the consummation of the transactions contemplated under that certain Share Purchase Agreement dated as of the date hereof by and between Viola and Kardan (the “Kardan Agreement” and the “Kardan Closing”, respectively), Viola will purchase at the Kardan Closing Ordinary Shares as set forth therein; and

WHEREAS,                        Viola and Kardan (each, a “Shareholder” and, collectively with any other person who agreed to be bound by the terms of this Agreement as a Shareholder as permitted hereunder, the “Shareholders”) wish to agree on the matters set forth in connection with their holdings of Ordinary Shares of the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.	Voting Undertaking and Proxy.

1.1.              Kardan hereby agrees, at any annual, extraordinary, or special meeting of the shareholders of the Company and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise (each, a “Meeting”), to vote (or cause to be voted) all of the Ordinary Shares of the Company (including without limitation, Ordinary Shares owned following the exercise, conversion or exchange of any options or warrants to purchase Ordinary Shares, or other securities convertible into, or exercisable for, Ordinary Shares), now or hereafter beneficially owned by such Shareholder and its affiliates (collectively, the “Shares”), as directed by Viola; provided that such voting undertaking shall not apply with respect to (i) any transaction between  the Company or any subsidiary thereof, on the one hand, and Viola or any of its affiliates, on the other hand, or (ii) any transaction with respect to which any of Viola or any of its affiliates declares to have a personal interest, in each of (i) and (ii), which transaction is subject to the approval of the shareholders of the Company, and excluding, for the removal of doubt, the voting on the appointment or removal of directors or any amendment to the Articles of Association concerning the manner of election of directors.

1.2.              Concurrently with the execution of this Agreement, Kardan shall and shall cause its affiliates that beneficially own Shares and the record holder of any such Shares to deliver to Viola a validly executed irrevocable proxy, in the form attached hereto as Exhibit 1.2 (which proxy shall be replaced at the Kardan Closing, to the extent necessary, to reflect the adjustment pursuant to Section 1.6 of the Kardan Agreement). The use by Viola and/or any of its affiliates of such irrevocable proxy with respect to any Meeting shall be subject to the limitations set forth in Section 1.1 above.  Without derogating from the foregoing, prior to each Meeting, Kardan shall and shall cause its affiliates that beneficially own Shares and the record holder of such Shares to deliver a proxy for such Meeting in a form prescribed by the Company or as reasonably requested by Viola, accompanied by confirmation of ownership of such Shares for purposes of voting at the Meeting from the bank, broker or other registered holder with which the Shares are deposited or by which they are held, provided that the use by Viola and/or any of its affiliates of such  proxy with respect to any Meeting shall be subject to the limitations set forth in Section 1.1 above. Kardan understands and acknowledges that Viola is entering into the Kardan Agreement in reliance upon Kardan's execution, delivery and performance of this Agreement. The irrevocable proxy set forth in this Section 1 is given to secure the performance of the duties of Kardan hereunder. Kardan hereby further affirms that unless this Agreement is terminated in accordance with its terms, the irrevocable proxy provided by Kardan to Viola pursuant hereto may under no circumstances be revoked without the prior written consent of Viola.

1.3.              Viola agrees that at each Meeting in which members of the Board of Directors of the Company (other than external directors) are elected, it will vote or cause to be voted by its affiliates (i) for as long as the election of the Company’s directors (other than the external directors) is effected in accordance with the cumulative voting mechanism currently set forth in the Company’s Articles of Association, the Relevant Shares (as defined below), in favor of the appointment of a person designated by Kardan, as a director of the Company, in such portion representing a good faith intention that, and as is reasonably expected (based on the voting of Company shares (whether in person or by proxy) at such Meeting if and as known to Viola at the time of casting its vote(, to result in (but without an obligation or assurance), such person being elected as a director, provided that the aggregate number of Relevant Shares is sufficient to result, in accordance with the cumulative voting mechanism in the Company’s Articles of Association, in the appointment at such Meeting of at least two members to the Board of Directors of the Company; and (ii) if and for as long as the election of the Company’s directors (other than the external directors) is effected in accordance with the regular majority scheme, all of the Relevant Shares in favor of the appointment of a person designated by Kardan, as a director of the Company. If the Company’s directors are elected in a manner other than that described in clauses (i) or (ii) above, then the parties will amend this Agreement as shall be necessary to provide for such mechanism that will reflect, as similarly as possible, the parties’ agreement set forth in clauses (i) and (ii) above. In case resolutions are adopted by the Company’s shareholders other than at a Meeting, the foregoing shall apply, mutatis mutandis. Viola shall not be required to take any other actions, other than as set forth in this Agreement to effect the foregoing. The above shall remain in effect as long as the person designated by Kardan qualifies with all applicable legal requirements (including, applicable stock exchange rules and regulations). Viola will vote the Relevant Shares for the removal of any director designated by Kardan as aforesaid in accordance with the written instructions of Kardan in advance of the Meeting at which such matter is brought to the shareholders’ vote. Viola shall be subject to the provisions of this Section 1.3 in respect of the voting for the appointment or removal of a person designated by Kardan only if and as long as Kardan and its affiliates hold, as of the date of casting such vote, Ordinary Shares constituting at least 7% of the then issued and outstanding share capital of the Company, free and clear of Encumbrance (other than pursuant to the provisions of this Agreement, including Section 3.8 hereof). Kardan shall notify Viola, in writing, promptly after it learns that it and its affiliates hold in the aggregate less than 7% of the issued and outstanding share capital of the Company.

“Relevant Shares” means (A) the Shares subject to the undertaking and proxy pursuant to Sections 1.1 and 1.2 above, (B) all Ordinary Shares subject to the proxy granted to Viola under that certain Shareholders Agreement between Viola and David Rivel signed on or about the date hereof, (C) the Ordinary Shares purchased by Viola under the Kardan Agreement and the Ordinary Shares purchased by Viola under the Share Purchase Agreement between Viola and David Rivel signed on or about the date hereof and (D) any additional Ordinary Shares owned by Viola and/or its affiliates at the relevant time, except, with respect to Relevant Shares referred to in clause (D), to the extent the voting of such Relevant Shares pursuant to this Agreement would not be inconsistent with or result in a violation by Viola and/or its affiliates of the provisions of any agreement or understanding with any other person.

1.4.              Without derogating from, subject to and except as otherwise set forth in the provisions of Sections 2 and 3, the provisions of this Section 1 and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the parties’ heirs, guardians, administrators, successors and assigns, and notwithstanding any transfer of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor hereunder.

1.5.              The Shareholders shall not enter into any agreement or understanding, or amend or waive any existing agreement or understanding with any person, the effect of which would be inconsistent with or result in a violation of the provisions and undertakings referred to in this Section 1 and in any proxies heretofore given by any Shareholder in respect of the Shares being revoked (except as otherwise permitted under the terms of this Agreement).

1.6.              For as long as Kardan designates or has the right to designate an observer to the Board of Directors of the Company, it shall either assign its right to nominate such observer to Viola or appoint, remove and replace such person as designated from time to time in writing by Viola and Kardan shall and shall cause its affiliates not to designate any other person to serve as an observer unless at such time a person designated by Viola is an observer to the Board of Directors of the Company.

1.7.              For as long as Kardan has the right to designate a director pursuant to this Agreement, at least seven days prior to each Meeting at which such matter is brought to the shareholders’ vote, Kardan and Viola will discuss the vote of the Relevant Shares pursuant to Section 1.3. This provision and Viola’s compliance with it shall in no way derogate from or be a condition to Kardan’s undertaking and the proxy granted pursuant to this Section 1, or Viola’s exercise of its rights pursuant hereto.

1.8.              Kardan shall cooperate with Viola and take such actions as are reasonably required or requested by Viola to ensure that (i) Mr. Harel Beit On shall serve as an alternate director or a director in Mr. Yossi Shahror's stead for the period until the first annual shareholders meeting of the Company after the Closing in which the directors of the Company are elected (the “Annual Meeting”), and (ii) one person, named by Viola, shall serve as a director in the Company from the date of the Annual Meeting.

1.9.              The terms of this Section 1 shall become effective upon and subject to the Kardan Closing.

2.	Standstill.

2.1.              Kardan shall not, and shall cause its affiliates not to, directly or indirectly, (i) except (1) in a transaction for the sale of all of the Company’s issued share capital (however structured) or (2) pursuant to a tender offer for less than all of the Company’s issued share capital, on a pro rata basis with Viola, if and to the extent that Viola sells Shares in such tender offer; offer for sale (including short sale), sell, transfer, exchange, tender, create any Encumbrance, assign, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, or enter into any contract or arrangement with respect to, or consent to, or offer, any of the foregoing with respect to, any Shares or any interest therein, to any person (other than (A) pursuant to the Kardan Agreement, or (B) in a sale permitted pursuant to Section 2.5); (ii) except as contemplated by Section 1 of this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement, in each case with respect to any Shares; and (iii) subject any Shares to any shareholders agreement, or other agreement or understandings relating to any attribute thereof, including, the voting or disposition thereof, or amend or waive, or consent to the amendment or waiver of any provision of any existing shareholders agreement or any other agreement or understanding with any person the effect of which would be inconsistent with or result in the violation of the provisions and undertakings in this Agreement. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, adverse claims, restrictions, options, proxies, security interest, encumbrance, or any other rights of third parties that would impose any restriction on the exercise by the Shareholder of sole voting or dispositive power over any security or any other attribute thereof.

2.2.              Kardan and its affiliates shall not be deemed in violation of Section 2.1(i) by granting or having granted a lien, pledge or charge in the Shares to a financial or banking institution for as long as such financial or banking institution acknowledges and agrees in writing to Viola to be bound by the provisions of Section 3.8 hereof and that any realization of any such lien, pledge or charge shall be subject to Viola’s rights set forth herein.

2.3.              Each of the Shareholders and its respective affiliates shall not request that the Company (or any agent thereof) register the transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the Shares, unless such transfer is permitted by and made in compliance with this Agreement.

2.4.              Subject to the provisions of Section 2.5, with respect to Kardan and its affiliates, the provisions of this Section 2 shall apply from the date hereof until the earlier of termination of the Kardan Agreement or the 30 months anniversary of the Kardan Closing.

2.5.              Notwithstanding anything to the contrary set forth in this Section 2 (but, for the sake of clarity, subject to Section 8), Kardan and its affiliates shall be entitled to consummate any transaction for the sale of Shares that is otherwise prohibited under Section 2.1(i) on or at any time after March 31, 2014 and prior to the 30 month anniversary of the Kardan Closing, provided that (i) Kardan notifies Viola of the proposed transaction at least 90 days prior to the consummation thereof, and (ii) the provisions of the RoFO as defined and pursuant to Section 3 shall apply to such proposed transaction with the following changes: that (A) the 14 business day and 3 business day periods referred to therein shall be replaced with a 90-day period; provided that with respect to an Offer (as defined below) sent by Kardan on December 31, 2013 Viola notifies Kardan in writing, not later than on March 1, 2014, that it will purchase the relevant Offered Shares, and if Viola so notifies then the closing thereof shall not be required to take place prior to March 31, 2014), (B) Viola shall be entitled to either purchase, assign its right to purchase to or syndicate the purchase by one or more third parties (or any combination of the foregoing) of the Offered Shares in such proposed transaction, (C) the price per Offered Share shall not be higher than 95% (with respect to the first 659,516 Ordinary Shares that may be offered to be sold) or 90% (with respect to the remaining 1,319,031 Ordinary Shares that may be offered to be sold) of the average of the closing prices of the Ordinary Shares on the main stock exchange on which the Ordinary Shares are listed at the time of such transaction over the 60 trading days preceding the closing date of the proposed transaction (the “Average Market Price”), and (D) the Offer shall not impose on the purchaser any covenants, obligations or liabilities or be conditional upon the same (other than those which are substantially similar to those included in the Kardan Agreement). In the event that the sale upon exercise of the RoFO under clause (B) above is made to a third party purchaser that is not Viola or its affiliates (but rather is an assignee of any of them or a member of a syndicate arranged by any of them), the price pursuant to clause (C) shall apply only if such purchaser undertakes to vote the Offered Shares purchased by it in the manner and subject to the limitations set forth in Section 1.3 and to sell the Offered Shares purchased by it together with Viola upon Viola’s sale of all, but not less than all, of its Ordinary Shares of the Company (which undertaking may be subject to a minimum price and other terms that are different than those indicated in Section 6); and if such third party purchaser does not so undertake, then the price per Offered Share shall be equal to 100% of the Average Market Price. If Viola's RoFO set forth herein is not exercised (whether directly by Viola or an affiliate thereof or by an assignee thereof or any third party syndicated by Viola as set forth above), then (i) the provisions of Section 3 shall not apply to a subsequent transfer of the Shares offered to Viola under this Section 2.5, provided that such transfer to a third party is consummated within 90 days after expiration of the 90-day period referred to in clause (ii)(A) above, and (ii) the purchaser of the Offered Shares will not be required to enter into this Agreement. If a transfer to a third party as set forth in the previous sentence is not consummated within the 90-day period described therein, then any subsequent transfer shall again be subject to the provisions of this Section 2.5.

    The consummation of the permitted sale of Shares by Kardan in accordance with this Section 2.5 shall be in accordance with the provisions applicable at the time of the delivery of the notice by Kardan to Viola, regardless of when such sale is actually consummated.

2.6.              The provisons of Section 2 shall not apply to Transfers pursuant to Section 5 or to transactions effected under Section 6.

3.	Right of First Offer.

3.1.              Subject to and without derogating from Section 2 above, at any time, and from time to time after the date hereof, if any Shareholder, any transferee of its Shares who becomes a party hereto and any of their respective affiliates which are or become the beneficial owners of any Shares (the “Selling Party”) wishes to sell or otherwise transfer, directly or indirectly (other than to a Permitted Transferee (as defined below)) (each, a “Transfer”), any Shares (the “Offered Shares”), then such Selling Party shall be required to first offer the Offered Shares (the “RoFO”) to the other Shareholder (the “Offeree”) by sending the Offeree a written offer  (an “Offer”). The Offer shall specify: (i) the number of Offered Shares that the Selling Party proposes to Transfer; (ii) a representation and warranty that the Offered Shares proposed to be sold or transferred will be, as of the time of their proposed Transfer, free and clear of all Encumbrance; (iii) the price that the Selling Party intends to receive as consideration for the Offered Shares, which shall be stated in cash, and the terms of payment thereof; or in case of a Public Sale, the price for the Offered Shares shall be equal to the Average Market Price (in reference to the date of delivery of the Offer), and (iv) if a term sheet or a definitive agreement is signed or the material terms of the Transfer have been agreed with a prospective third party transferee for the sale of Offered Shares, the identity of such prospective third party transferee and (if known to Kardan) any persons controlling such prospective third party transferee and the material terms of the Transfer.

“Public Sales” means Transfers on the stock exchange on which the Ordinary Shares are traded at such time, including, without limitation, in open market transactions, sales through the framework of an accepted “blind trustee” in relation to the sale of shares by interested parties in certain periods or in accordance with Rule 144 under the Securities Act of 1933.

3.2.              The Offer shall constitute an irrevocable offer made by the Selling Party to Transfer to the Offeree the Offered Shares covered by the Offer, upon the terms specified in the Offer and as described below. If the Offeree wishes to purchase the Offered Shares upon such terms, it shall notify the Selling Party of its agreement to purchase the Offered Shares by no later than 14 business days of receipt of the Offer, or three (3) business days in case of Public Sales, indicating the maximum number of Offered Shares it wishes to so purchase, and such indication shall constitute an irrevocable acceptance made by the Offeree to purchase such Offered Shares. The Selling Party shall be obligated to sell the Offered Shares to the Offeree only if the acceptance of the Offer by the Offeree is in respect of all (but not less than all) of the Offered Shares on the terms and conditions as described in the Offer, other than where the contemplated Transfer underlying the Offer is a Public Sale, in which case the Selling Party shall sell to the Offeree the number of Offered Shares indicated in the Offeree’s acceptance notice, in a private transaction on the terms and conditions as described in the Offer.

3.3.              Other than where the contemplated Transfer underlying the Offer is a Public Sale (as to which Section 3.4 shall apply), if the Offeree declines to purchase all (but not less than all) of the Offered Shares upon the terms specified in the Offer or does not notify the Selling Party of its agreement to purchase the Offered Shares within the applicable acceptance period mentioned above, then the Selling Party may Transfer all (but not less than all) of the Offered Shares to a third party, provided that (A) (i) a binding agreement with respect to such Transfer is entered into within 90 days following the expiration of the foregoing applicable acceptance period and (ii) such Transfer is consummated within 180 days after expiration of the applicable acceptance period mentioned above (which period may be extended by the Selling Party by an additional 45 days if the consummation of such Transfer has not occurred due to not obtaining regulatory approvals required for such consummation) and at a price that is not lower than that specified in the Offer, and on other terms (including, payment terms and any other rights, benefits or privileges provided to the transferee or its affiliates) that are not more favorable to the purchaser than those specified in the Offer (it being agreed that a different scope of representations, warranties, covenants and indemnities shall not be deemed more favorable), and (B) the Selling Party shall request the third party transferee to be bound by the terms of this Agreement to the same extent as the respective Selling Party, as if the third party transferee were an original party hereto, by delivering a counterpart of this Agreement to the other parties hereto and by delivering the proxies required under Section 1 above (provided that the refusal of such third party transferee to comply with such request of the Selling Party shall not have any effect on the rights and obligations of the Selling Party hereunder).

3.4.              In case of a Public Sale, if the Offeree accepts the Offer with respect to part but not all of the Offered Shares, declines to purchase any Offered Shares upon the terms specified in the Offer or does not respond to the Offer within the applicable period mentioned above, then the Selling Party may Transfer the Offered Shares or the remaining Offered Shares that were not accepted by the Offeree, provided that such Transfer is consummated (i) at a price that (notwithstanding Section 3.1(iii)) is not lower than 95% of the Average Market Price specified in the Offer (or at a price that is lower than 95% of the Average Market Price specified in the Offer, if, within 60 minutes after receipt of notice from the Selling Party of its intent to sell Offered Shares at such lower price, the Offeree either (A) notifies the Selling Party of its decision not to purchase any such Offered Shares upon such lower price or (B) does not respond to such notice from the Selling Party or (C) notifies the Selling Party of its acceptance of such offer at such lower price with respect to part but not all of the Offered Shares; if the Offeree notifies the Selling Party, within 60 minutes after receipt of notice from the Selling Party, of its agreement to purchase the relevant Offered Shares at such lower price, the terms of Section 3.6 shall apply, but at the relevant price of the Offered Shares set forth herein), and on other terms (including, payment terms and any other rights, benefits or privileges provided to the transferee or its affiliates) that are no more favorable to the purchaser than those specified in the Offer, and (ii) within 30 days following the expiration of the foregoing applicable acceptance period. For purposes of the second parenthetical of clause (i) above (and notwithstanding Section 3.11 below), notification must be provided by e-mail or telephone (provided that if notification is provided by e-mail, the notifying party shall attempt to notify the other party also by telephone), in accordance with Section 10.15 and, with respect to e-mail notification to Kardan, also to amit@kardan.com or to such other email address as may be provided in advance by Kardan, or to Viola, also to ranm@violape.com or to such other email address as may be provided in advance by Viola.

3.5.              Any transaction contemplated under the Offer that is not consummated by the Selling Party in compliance with subsections 3.3 or 3.4, as applicable, shall require the Selling Party to again comply with the terms and conditions of this Section 3.

3.6.              If the Offeree agrees to purchase the Offered Shares upon the terms specified in the Offer, the Selling Party shall sell the Offered Shares to the Offeree against payment by the Offeree of the aggregate consideration as specified in the Offer or, with respect to a Public Sale, at the price as set forth in Section 3.4, subject to any tax withholding required pursuant to applicable law. The closing of the purchase of the Offered Shares shall take place on the later of (i) the 10th business day following the acceptance of the Offer by the Offeree, or (ii) the third business day after such time as the regulatory approvals and requirements with respect to the purchase of such Offered Shares (if any) shall have been satisfied (other than the internal corporate approvals of each of the parties to such transaction which shall be obtained at the entry into such transaction), at such place in Israel as the relevant parties shall agree.

3.7.              Any change of control (where control means herein the holding of more than 50% of the voting power or a majority of the power to elect directors) of the legal or beneficial owner of the Shares or of any person or entity that controls, directly or indirectly, in any manner whatsoever, such legal or beneficial owner of the Shares, shall constitute a Transfer of all of the Shares held by such person, which Transfer must be conducted in compliance with this Section 3, including the requirement to make an Offer to the applicable Offeree under this Section 3, and the purchase price of the Offered Shares in the Offer that is provided to the Offeree in such case shall be the Average Market Price (with reference to the date of delivery of the Offer).

3.8.              In the event that any Shares held by Kardan are subject to, or Kardan proposes to create, an Encumbrance that is otherwise permitted pursuant to this Agreement, then such Encumbrance shall be permitted only if the person in favor of which the Encumbrance is created or to which it is granted acknowledges and agrees in a written document delivered to Viola to be bound by the provisions of this Section 3 and Section 1, 2.5, 4 and 6 and that any realization of any Encumbrance is subject to the rights set forth in this Section 3 and in Section 1, 4 and 6.

3.9.              The Offeree shall be entitled to apportion or assign its right to purchase Offered Shares among its affiliates and Permitted Transferees or to designate one or more third party purchasers as notified to the Selling Party.

3.10.             The provisions of this Section 3 shall not apply to Transfers pursuant to Section 5 and transactions effected under 6 (Bring Along), a transaction for the sale of all of the Company’s issued share capital (however structured) or a tender offer for less than all of the Company’s issued share capital if and to the extent that Viola sells Shares in such tender offer and, with respect to Kardan, with respect to its sale of Shares on a pro rata basis with Viola.

3.11.              Notwithstanding anything to the contrary in Section 10.15, any notice that a party is required to send to the other party pursuant to this Section 3 or pursuant to Section 4 will only be delivered and considered effective: (i) if sent by messenger, upon delivery; (ii) if sent by electronic mail or facsimile, upon transmission and electronic confirmation of delivery or (if transmitted and received on a non-business day or not during normal business hours at the place of recipient) on the first business day following transmission and provided that the sender confirms by telephone that the notice was received by the recipient.

3.12.              Allocation of Sales under Rule 144. Without limitation of the other provisions of this Section 3, if at any time during the term of this Agreement, either Shareholder files with the US Securities and Exchange Commission a Form 144, to allow such Shareholder to sell Shares in brokered transactions under Rule 144 promulgated under the US Securities Exchange Act of 1934 (the “Exchange Act”), then such Shareholder will notify the other Shareholder in writing of such filing within two business days thereafter. The other Shareholder shall notify the first Shareholder in writing, within two business days after receipt of the written notification from the first Shareholder, whether it intends to file a Form 144, in which case the second Shareholder will file its Form 144 within two business days after providing such notification to the first Shareholder. If the second Shareholder does not file such Form 144, then the first Shareholder may sell in brokered transactions under Rule 144 and while complying with the provisions of this Agreement, during the three-month period covered by its Form 144, the maximum number of Shares permitted to be sold by the Shareholders under Rule 144 during such period. If both Shareholders file Forms 144, they may sell, during the three-month periods covered by their Forms 144, pro rata amounts of Shares out of the maximum amount of shares permitted to be sold under Rule 144 during such period, which pro rata calculations shall be based on the respective beneficial ownership of Shares by such Shareholders and their affiliates as of the date of the notification provided by the first Shareholder as set forth above. By the end of the first 30-day period of the foregoing three-month period covered by its Form 144, each Shareholder will notify the other Shareholder whether it intends to exercise its pro rata sale rights in full through the expiration of such three-month period. A Shareholder that does not so notify the other Shareholder (assuming the first Shareholder did notify) will be deemed to have elected not to sell its pro rata (or the remaining amount at such time), thereby enabling the other Shareholder that did notify of its intent to sell, to sell its pro rata as well as the other Shareholder’s pro rata (or the remaining amount after such first 30-day period). If neither Shareholder notifies the other Shareholder as set forth herein, both Shareholders may continue selling their pro rata parts.

4.	Tag Along.

4.1.              Without derogating from Section 3 above, at any time, and from time to time after the date of the Kardan Closing, if any Selling Party wishes to Transfer any Offered Shares (including pursuant to a registration statement), other than in a Public Sale, and if, to the extent applicable, the Offeree declines to purchase the Offered Shares in their entirety upon the terms specified in the Offer, or shall have not notified the Selling Party in writing of its agreement to purchase the Offered Shares in their entirety within the applicable acceptance periods mentioned in Section 3.2, a Selling Party who wishes to Transfer Ordinary Shares to a proposed third party purchaser (the “Proposed Purchaser”), shall send each other Shareholder that holds at least 2% of the issued and outstanding share capital of the Company at such time (each, a “Tag Along Shareholder”) a written notice in which the Selling Party shall specify the following information (the “Tag Along Offer”): (i) the number of shares that the Selling Party proposes to Transfer (the “Tag Along Shares”); and (ii) the price that the Selling Party will receive in respect of the Tag Along Shares, which shall be stated in cash, and the requested terms of payment thereof; (iii) the proposed date for sale of the Tag Along Shares; and (iv) the identity of the proposed third party purchaser and, if known, any persons controlling such proposed purchaser. For the purpose of this Section 4 any Permitted Transferees of the Selling Party, which are or become the beneficial owners of Ordinary Shares shall not be deemed a Tag Along Shareholder in a Transfer by such Selling Party.

4.2.              Each Tag Along Shareholder shall have the right to notify the Selling Party in writing, within seven (7) business days after it is informed of the Tag Along Offer, of its intention to exercise its tag along right pursuant to this Section 4 (the “Tag Along Exercise Notice”), in an amount of Ordinary Shares of up to the Tag Along Shareholder’s Pro-Rata Portion (as defined below), as the Tag Along Shareholder shall specify in the Tag Along Exercise Notice, and on the same terms and conditions to the Tag Along Shareholder as set forth in the Tag Along Offer.

4.3.              A Tag Along Shareholder’s ”Pro-Rata Portion” shall mean the number of Tag Along Shares multiplied by a fraction, (i) the numerator of which shall be the number of Ordinary Shares held by such Tag Along Shareholder and (ii) the denominator of which shall be the total number of Ordinary Shares held by all Tag Along Shareholders as of such date, plus the total number of Ordinary Shares held by such Selling Party as of such date, and if Viola or any of its affiliates is the Selling Party, then also plus the total number of Ordinary Shares held by any other shareholder of the Company that has tag along rights against Viola or such affiliate thereof with respect to such Tag Along Offer.

4.4.              Notwithstanding the foregoing, as long as the Agreement, dated as of October 5, 2006 among Del-Ta Engineering Equipment Ltd. ("Del-Ta"), David Rivel ("Rivel") and Kardan (the “Existing Tag Along Agreement”) is in effect with respect to Kardan, then (i) if the Selling Party is Kardan, then the number of Tag Along Shares for the purpose of this Section 4 shall be equal to the number of shares that the Selling Party proposes to Transfer minus the amount of Ordinary Shares that Del-Ta elected to sell by joining such Transfer under Section 2 of the Existing Tag Along Agreement and the Tag Along Offer shall be provided hereunder promptly after the expiration of the period for exercise of the tag along rights under the Existing Tag Along Agreement; and (ii) at the first instance upon which Kardan is entitled to terminate the Existing Tag Along Agreement, Kardan shall take the necessary action to timely terminate such Existing Tag Along Agreement and inform Viola of such termination.

4.5.              In the event that any Tag Along Shareholder exercises its right hereunder, the Selling Party shall use commercially reasonable efforts to cause the Proposed Purchaser to add such number of Ordinary Shares indicated in the Tag Along Exercise Notice(s), in addition to the Tag Along Shares to be purchased by the Proposed Purchaser from the Selling Party, as part of the sale agreement; or, in the event that the Proposed Purchaser declines to purchase the total number of Ordinary Shares that the parties wish to sell, then the number of Tag Along Shares proposed to be sold by the Selling Party shall be accordingly reduced to the extent necessary to provide for the Transfer by the Tag Along Shareholder(s) of its/their Ordinary Shares as indicated in its/their Tag Along Exercise Notice(s); provided however, that a Tag-Along Shareholder exercising its tag along right pursuant to this Section 4 in respect of less than its Pro-Rata Portion shall sell such lower amount, with the balance thereof to be allocated pro-rata among the other Tag-Along Shareholder(s) and the Selling Party.

4.6.              To the extent the Tag Along Shareholder exercised its right under this Section 4, (i) its Transfer of Ordinary Shares to the Proposed Purchaser shall be made on the same terms and conditions to the Tag Along Shareholder as those on which the Selling Party is transferring its Tag Along Shares, and (ii) such Tag Along Shareholder shall promptly execute the same documents and instruments that are executed by Selling Party and that were provided as part of the Tag Along Offer.

4.7.              In the event the transactions contemplated by a Tag Along Offer shall not be consummated by the Selling Party for any reason, the Tag Along Shareholder(s) shall not be required to sell any Ordinary Shares to the Proposed Purchaser. The Selling Party shall have sole discretion in deciding whether or not to consummate the transaction contemplated by the Tag Along Offer (regardless of the exercise by the Tag Along Shareholder of its rights), and shall have no liability towards the Tag Along Shareholders if such transactions are not consummated.

4.8.              In the event that the Selling Party proposes to effect a Transfer on terms and conditions less favorable than as set forth in the Tag Along Offer or in the event that the transaction thereunder is not consummated within 90 days after the lapse of the 7 business-day period set forth in Section 4.2 above, then the Selling Party shall not proceed with any Transfer without the Selling Party again complying with the terms and conditions of this Section 4.

4.9.              The proceeds of any Transfer made by a Selling Party not in compliance with the provisions of this Section 4 shall be deemed to be held by the Selling Party in constructive trust for each of the Tag-Along Shareholder(s) in an amount representing each such Tag-Along Shareholder(s) Pro Rata Portion.

4.10.            The provisions of this Section 4 shall not apply to Transfers pursuant to: Sections 5 (Permitted Transfers) or 6 (Bring Along), a transaction for the sale of all of the Company’s issued share capital (however structured) or a tender offer for less than all of the Company’s issued share capital if and to the extent that Viola sells Shares in such tender offer and, with respect to Kardan, with respect to its sale of Shares on a pro rata basis with Viola.

5.	Permitted Transfers.

5.1.              Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2, 3 and 4 above shall not apply to any Transfer of Shares by a Shareholder to its Permitted Transferees (as defined and subject to the conditions set forth below).

5.2.              For purposes of this Agreement, “Permitted Transferee” means (i) with respect to a natural person, the spouse and lineal descendant of such person, or trust for the benefit of the foregoing, or a company controlled (where control means herein the holding of a majority of the voting power or a majority of the power to elect directors) by such natural person or any of the foregoing; (ii) in case of an incorporated Shareholder - any affiliate of such Shareholder; (iii) in case of Viola, in addition to the above, any of its current or retired partners or members; any person (and its respective current or retired partners or members) managed or co-managed by the same management company or the same managing general partner or by the person which controls, is controlled by, or is under common control with such management company or managing general partner; or any person or entity that controls, is controlled by, or is under common control with any such person; provided that in each case the Permitted Transferee is not a competitor of the Company and has agreed in writing to assume and be bound by all of a Shareholder’s obligations hereunder as if it were an original party hereto by delivering a counterpart of this Agreement to the other parties hereto (a “Permitted Transfer”).

5.3.              For all purposes under this Agreement, including for the provisions of Sections 2, 3 and 4, each party and its Permitted Transferees which are or become the holders or owners of Shares, whether directly or beneficially, shall be considered as one party, enjoying jointly (and only jointly) all the rights and jointly and severally assuming all of the obligations pursuant to the terms of this Agreement. If one or more Permitted Transferees of a Shareholder is or becomes the holder or owner of Shares, then the original parties hereto or their successor (and notwithstanding any later Transfer), shall be deemed, for all intents and purposes, to have been granted an irrevocable power of attorney from their respective Permitted Transferees owning or holding Shares with respect to all matters arising under this Agreement and only the original parties hereto or their successor shall be entitled to send or receive any of the notices contemplated herein. Any decision, act or omission by such party shall be binding upon its Permitted Transferees. To the extent requested by a party hereto, the Permitted Transferee shall be required to provide to the requesting party instruments that are required under applicable law to ensure the binding effect of this Section 5.3.

6.	Bring Along.

6.1.              Without derogating from any provision of applicable law, if at any time after the lapse of 30 months following the Closing, Viola shall accept an offer for a transaction or series of related transactions with any person or persons unaffiliated with Viola and its affiliates, regarding a sale, whether through a purchase, merger, tender offer or otherwise, of all of the Company Shares then held by it and its affiliates (the “Transaction”), then Kardan and its affiliates (collectively, the “Remaining Holders”) shall:

6.1.1.              Sell, on the terms and conditions of such Transaction, all Shares held by such Remaining Holders immediately prior to the time of the Transaction, provided that (i) Viola sells in the Transaction all of its Company Shares and (ii) the price per share paid to Kardan in the Transaction is not less than $8.00 (reduced by the gross amount per share of all dividend or other distributions effected by the Company following the date hereof and through the date of consummation of the Transaction) plus an annual interest of 5%, or a pro rata portion thereof for any period that is less than 12 months, for the period from the date hereof through the closing of Transaction, as such price per share may be adjusted for dividends or other distributions, stock split, bonus shares, combination and other recapitalization events;

6.1.2.              if applicable, waive any dissenting minority, appraisal rights or similar rights in connection with such Transaction; and

6.1.3.              take all necessary actions in connection with the consummation of the Transaction as reasonably requested by Viola and shall, if so requested by Viola, execute and deliver any agreements and instruments prepared in connection with such Transaction in substantially the same form as executed by Viola.

6.2.              In the event that any Remaining Holder fails to surrender its Shares or sign any agreements or instruments in connection with the consummation of a Transaction as set forth above and subject to the conditions set forth above, Viola is hereby granted a power of attorney to sign any such agreement or instrument and shall be authorized to establish an escrow account, for the benefit of such failing Remaining Holder into which the consideration for such Shares shall be deposited and to appoint a trustee to administer such account, in each case to the extent necessary to carry out the provisions of this Section 6.

7.             Share Adjustments. In the event of any share split (bonus shares), share dividend (including any dividend or distribution of securities convertible into share capital), recapitalization, reorganization, combination or other like change with respect to the Company’s shares, or the acquisition or receipt by any Shareholder of additional Ordinary Shares, the provisions of this Agreement shall apply also to any such Ordinary Shares issued to, purchased or otherwise held by the Shareholders (provided that such application will not be in addition to any other similar adjustment provided for in this Agreement).

8.             No - Solicitation.

8.1.              From the date hereof and until the termination of this Agreement (the “Non-Solicitation Period”), Kardan shall not, and shall cause its affiliates and their respective employees, officers, directors, agents and other advisors and representatives not to, whether directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Other Proposal (as defined below); (ii) make, or in any way participate, directly or indirectly, in any Other Proposal or Other Transaction (as defined below); (iii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Other Proposal; (iii) respond to or engage in discussions with any person with respect to any Other Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Other Proposal; or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Other Transaction.

8.2.              During the Non-Solicitation Period, Kardan shall, and shall cause its affiliates and their respective employees, officers, directors, agents and other advisors and representatives to, promptly advise Viola orally and in writing of any request, statement of intent, inquiry, referral or offer received by any of them that could lead to an Other Proposal, the material terms and conditions thereof, and the identity of the person or group making any such request, statement of intent, inquiry, referral, offer or Other Proposal, and shall keep Viola informed in all respects of the status and details (including material amendments or proposed amendments) thereof.

8.3.              For the purpose of this Section 8, the following terms shall have the following meanings: “Other Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Purchaser or its affiliates), oral or written, relating to any Other Transaction. “Other Transaction” shall mean any transaction or series of transactions, other than the transactions contemplated by this Agreement or the Kardan Agreement, involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer, purchase, sale (including short sale), transfer, option, proxies or other transaction (A) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of the outstanding securities of any class of voting securities or debt securities of the Company or any material subsidiary thereof; or (B) in which the Company or any material subsidiary thereof issues securities representing 10% or more of the outstanding securities of any class of voting securities of the Company or any material subsidiary thereof or debt securities; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company’s subsidiaries) of the Company or any material subsidiary thereof (but other than in the ordinary course of business consistent with past practice); (iii) “solicitation” of “proxies” to vote (as such terms are used in the rules under the Exchange Act) with respect to any Shares, calling or seeking to have called a meeting of shareholders of the Company or execution of any written consent in lieu of such a meeting, submitting a shareholder proposal to the Company or a demand that the Company convene a shareholders’ meeting, or seeking to advise or influencing any person or entity with respect to the voting of any voting securities of the Company; or (iv) seeking control of the management or the Board of Directors of the Company or policies of the Company, or any change which results or is reasonably likely to result in a change in the majority of the persons who constitute the board of directors of the Company.

8.4.              Notwithstanding anything to the contrary set forth in this Section 8, with respect to any Public Sale consummated by Kardan, Kardan shall not be in breach of this Section 8 if a Public Sale is effected by Kardan and the purchaser of the Company Shares sold by Kardan in such Public Sale will hold, upon consummation of such Public Sale, 10% or more of the outstanding securities of any class of voting securities or debt securities of the Company or any material subsidiary thereof (a "10% Holder"), provided that Kardan had no knowledge and would not be reasonably expected to have any knowledge of the fact that such purchaser is or would become a 10% Holder upon consummation of such Public Sale.

9.	Term; Termination.

9.1.              Each of Kardan and Viola may terminate this Agreement by written notice to the other commencing on the first date on which Viola and its affiliates and Permitted Transferees hold in the aggregate less than 10% of the Company’s issued and outstanding share capital or shall have sold an aggregate amount of more than the sum of (i) 867,328 Ordinary Shares plus (ii) any additional Ordinary Shares owned by Viola and/or its affiliates at the relevant time in excess of the shares referred to in clause (C) of the Relevant Shares definition, and Viola shall notify Kardan, in writing, promptly after it learns that it and its affiliates and Permitted Transferees hold in the aggregate less than 10% or shall have sold more than the sum of (i) 867,328 Ordinary Shares plus (ii) any additional Ordinary Shares owned by Viola and/or its affiliates at the relevant time in excess of the shares referred to in clause (C) of the Relevant Shares definition.

9.2.              Viola may terminate this Agreement by written notice to Kardan commencing on the first date on which Kardan and its affiliates and Permitted Transferees hold in the aggregate less than 6% of the Company’s then issued and outstanding share capital, and Kardan shall notify Viola, in writing, promptly after it learns that it and its affiliates and Permitted Transferees hold in the aggregate less than 6% of the Company’s then issued and outstanding share capital.

9.3.              This Agreement shall automatically terminate upon the termination of the Kardan Agreement without derogating from the non-breaching party’s rights or remedies hereunder or under the Kardan Agreement (including, those remedies relating to the consequential termination of this Agreement pursuant to this Section).

9.4.              In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability or obligation on either party, except that this Section 9.4 and Sections 9.3 and 10 shall remain in full force and effect and survive any termination of this Agreement, and that such termination shall not relieve a party from liability arising out of a breach prior thereto.

10.	Miscellaneous.

10.1.              Further Assurances. The parties hereto shall execute and deliver such additional documents and shall take such additional actions (including without limitation procuring such resolutions or regulatory approvals) as may be reasonably necessary to effect the provisions and purposes of this Agreement and giving full effect to the provisions contemplated hereby.

10.2.              Holding Notice. Kardan shall notify in writing Viola upon any purchase, sale or Encumbrance (as defined below) by it and its affiliates of any Shares, and upon receipt of Viola’s written request, shall certify in writing to Viola the number of Shares then held by it and its affiliates.

10.3.              Non-Permitted Transfers. Any Transfer of Shares effected in violation of this Agreement shall be null and void.

10.4.              Fees and Expenses. Each Shareholder shall bear its own legal fees and all related expenses in connection with this Agreement.

10.5.              Entire Agreement. This Agreement, the exhibits and the schedules hereto and the documents and instruments and other agreements among the parties referenced herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any other agreement, written and oral, that may have been made or entered into by the Shareholders relating to the transactions contemplated by this Agreement, specifically excluding the Existing Tag Along Agreement, which shall remain in full force and effect in accordance with its respective terms.

10.6.              Amendment; Waiver. Any term of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all the Shareholders, provided that (i) in the event that either Shareholder Transfers part but not all of its Shares, then, for purposes of this sentence, any transferee shall not be deemed to be a Shareholder whose consent is required for such amendment, and (ii) in the event that either Shareholder Transfers all of its Shares, in one or more transactions, to more than one transferee, then for purposes of this sentence, all such transferees (other than transferees in Public Sales) shall constitute together one Shareholder and the consent under this sentence shall be deemed granted if signed by such transferee(s) holding a majority of the Shares currently held by such Shareholder. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party benefiting from such term, and the proviso of the previous sentence shall equally apply. Any amendment or waiver affected in accordance with this Section shall be binding upon all parties of this Agreement and their respective successors and assignees.

10.7.              Press Releases. No party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, without the consent of the other parties hereto, except as determined by the relevant party to be required to comply with applicable legal requirements and the rules of any stock exchange.

10.8.              Remedies. The parties hereby acknowledge that monetary damages may not be a sufficient or adequate remedy for any breach or violation of any of their obligations hereunder and that, in addition to any other remedy which may be available to a party hereunder or in law or equity, and without any wavier or limitation with respect thereto, a party shall be entitled to injunctive and other equitable relief, including specific performance, with respect to any such breach or violation and to enforce specifically the terms and provisions hereof, in any court of competent jurisdiction. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9.              Assignment. Neither this Agreement, nor any rights, interests or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of law or otherwise by any party hereto, without the prior consent in writing of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned by Viola, upon written notice to Kardan, to Viola Partners and Viola Credit and their respective affiliates. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

10.10.             Viola Designation. The entity executing this Agreement as Viola (“Executing Party”) is signing this Agreement on behalf of itself or as a nominee or trustee of an affiliate thereof, as shall be indicted in writing to Kardan prior to the Kardan Closing.  In case this Agreement is signed by the Executing Party as a nominee or trustee, then any reference to “Viola” hereunder shall refer to such affiliate, as if an original party hereof, and the Executing Party shall have no further rights or obligations hereunder.

10.11.             Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.12.              Definitions. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “person(s)” shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase or words “beneficial ownership” of any securities or “own” (and words and phrases of similar import) shall include ownership of record or beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word “affiliate(s)” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended; the word “group” shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) under the Exchange Act; and the term “business day” (whether or not used as a capitalized term) shall mean each day that is not a Friday or Saturday, or on which banking institutions located in Tel Aviv, Israel are authorized or obligated by law or order to close. In the event of any share split (bonus shares), share dividend (including any dividend or distribution of securities convertible into share capital), recapitalization, reorganization, combination or other like, any reference in this Agreement to a specified number of shares, shall be adjusted such that it would relate to the specified number of shares after giving effect to such event.

10.13.           Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The recitals, exhibits and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the exhibits and schedules hereto. Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement, and that it was represented by legal counsel in the negotiation, execution and delivery of this Agreement. Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Agreement, no party has had any preference in the design of the provisions of this Agreement (within the meaning of Section 25(b1) of the Contracts Law (General Part), 1973 (as amended).

10.14.           Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

10.15.           Notices. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Viola:
Ackerstein Towers, Building D
12 Abba Eban Ave.
Hertzliya Pituach Israel
Attention:                         Harel Beit-On
Telephone No.:                 (972)-(9)-9720433
Facsimile No.:                    (972)-(9)-9594952
Email:                                 harelb@violape.com

With a copy to (which shall not constitute notice):
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd. Ramat Gan 52506, Israel
Tel:                           (972)-(3)-610-3100
Fax:                           (972)-(3)-6103-111
Attention:                Dan Shamgar, Advocate
Shira Azran, Advocate
Email:                       dshamgar@meitar.com
sazran@meitar.com
If to Kardan:
154 Menahem Begin Rd., Tel-Aviv, Israel
Attention: CFO
Telephone No.: (972)-(3)-6083444
Facsimile No.: (972)-(3)-6083434
Email: Shahror@kardan.com

With a copy to (which shall not constitute notice):
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd. Ramat Gan 52506, Israel
Tel:                        (972)-(3)-610-3100
Fax:                        (972)-(3)-610-3111
Attention:            Mike Rimon, Advocate
Email:                    mrimon@meitar.com

Without derogating from and subject to Section 3.11, any notice sent in accordance with this Section 10.14 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if by airmail two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of delivery or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of delivery; provided, however, that any notice of change of address shall only be valid upon receipt.

10.16.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Shareholders have each caused this Shareholders Agreement to be duly executed as of the date first above written.

Viola P.E. GP Ltd.

By: /s/ Jonathan Kolber
Name: Jonathan Kolber
Title: Authorized Signatory

By: /s/ Harel Beit-On
Name: Harel Beit-On
Title: Authorized Signatory

Kardan Communications Ltd.

By: /s/ Amit Ben-Yehuda
Name: Amit Ben-Yehuda
Title: Authorized Signatory

By: /s/ Asher Elmoznino
Name: Asher Elmoznino
Title: Authorized Signatory